                                                                EXHIBIT 23.1

                           CONSENT OF ERNST & YOUNG


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of First Alabama Bancshares, Inc. for the registration of up to 828,850 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 1994, with respect to the consolidated financial statements of First Alabama Bancshares, Inc. included in its Annual Report to Stockholders which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
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Ernst & Young

Birmingham, Alabama

April 25, 1994